Arguss Holdings, Inc.
                            Exhibit 11
      Statement Regarding Computation of Per Share Earnings

                    FOR THE YEARS ENDED DECEMBER 31
                    -------------------------------
                    1997                              1996
                    ----                              ----

              EARNINGS                NET       EARNINS               NET
              PER SHARE   SHARES      INCOME    PER SHARE  SHARES     INCOME
              ---------   ------      ------    ---------  ------     ------

Basic             $.24  7,674,000  $1,805,000        $.04  2,033,000  $88,000

Effect of
stock options
and warrants       .02    387,000           -           -     49,000        -
                   ---  ---------  ----------         ---  ---------   ------
                  $.22  8,061,000  $1,805,000        $.04  2,082,000  $88,000
                  ====  =========  ==========        ====  =========  =======